                                                  Exhibit 99.I

AGREEMENT REGARDING
THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)	Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(i)	Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completely or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:      September 19, 2006

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND, L.P.

/s/ Sanjay Motwani Sanjay Motwani

SANSAR CAPITAL SPECIAL OPPORTUNITY FUND, LTD.

By: /s/ Sanjay Motwani Sanjay Motwani

SANJAY MOTWANI

/s/ Sanjay Motwani Sanjay Motwani